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                                                                    EXHIBIT 99.1

                           SOUTHSIDE BANCSHARES, INC.
                      NASDAQ NATIONAL MARKET SYMBOL (SBSI)
                ANNOUNCES REDEMPTION OF SOUTHSIDE CAPITAL TRUST I

Tyler, Texas (September 4, 2003) - Southside Bancshares, Inc. (NASDAQ - SBSI) announced today that Southside Capital Trust I (NASDAQ - SBSIP) (the "Trust"), a subsidiary of Southside Bancshares, Inc. will redeem on October 6, 2003 (the " Redemption Date") all of its 8.50% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") and its 8.50% Common Securities (the "Trust Common Securities") at a redemption price equal to the $10.00 liquidation amount of each security plus all accrued and unpaid interest per security to the Redemption Date. All interest accruing on the Trust Preferred Securities and the Trust Common Securities will cease to accrue effective the Redemption Date. The Bank of New York Trust Company of Florida, NA, property trustee of the Trust Preferred Securities, will notify the holders of the redemption.

The Trust is taking such action in connection with the concurrent redemption by Southside Bancshares of all of its $20,618,560 8.50% debentures due June 30, 2028 (the "Debentures") which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures up to the Redemption Date. In connection with the redemption of the Debentures, Southside Bancshares will expense during the third quarter $683,000, net of tax, of unamortized origination cost associated with the Debentures.

Southside Bancshares will fund the redemption through the issuance of $20,000,000 of trust preferred securities and $619,000 of trust common securities that will adjust quarterly at a rate equal to the three month LIBOR plus 294 basis points. The initial rate for the trust preferred securities issued will be 4.08%. This initial lower interest rate should provide interest savings beginning in the fourth quarter after the Redemption Date for the Trust Preferred Securities and should provide a better match for the overall interest rate sensitivity position of Southside Bancshares.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations' site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the e-mail notification portion of the web site. Questions or comments may be directed to Ethel Bodenhamer at
(903) 531-7111, or ethelb@southside.com.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company may be considered to be "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as "expect," "estimate," "project," "anticipate," "should," "intend," "probability," "risk," "target," "objective" and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in fee income relative to fluctuations in mortgage interest rates, changes in consumer spending, borrowing and saving habits, technological changes, the Company's ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.